EXHIBIT (n)
                  Other Opinions: Independent Auditors' Consent





                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-64496 of Ameritas Variable Life Insurance Company Separate Account V of our reports dated February 14, 2003, on the financial statements of Ameritas Variable Life Insurance Company and the financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account V, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
February 27, 2003